UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 8, 2008
  UNITED COMMUNITY FINANCIAL CORP.
(Exact name of registrant as specified in its charter)

OHIO	0-024399	34-1856319

(State or other jurisdiction of	(Commission File No.)	(IRS Employer I.D. No.)
incorporation)
  275 West Federal Street, Youngstown, Ohio 44503-1203
(Address of principal executive offices) (Zip Code)
Registrant’s telephone number, including area code: (330) 742-0500
  Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
          On August 8, 2008, the board of directors of United Community Financial Corp. (UCFC) approved a Stipulation and Consent to Issuance of Order to Cease and Desist (OTS Order) with the Office of Thrift Supervision (OTS). Simultaneously, the board of directors of The Home Savings and Loan Company of Youngstown, Ohio (Home Savings), a wholly-owned subsidiary of UCFC, approved a Stipulation and Consent to the Issuance of an Order to Cease and Desist (Bank Order) with the Federal Deposit Insurance Corporation (FDIC) and State of Ohio, Division of Financial Institutions (Ohio Division). Although UCFC and Home Savings have agreed to the issuance of the OTS Order and the Bank Order, respectively, neither has admitted or denied any allegations of unsafe or unsound banking practices, or any legal or regulatory violations. No monetary penalties were assessed by the OTS, the FDIC or the Ohio Division.
          The OTS Order requires UCFC to obtain OTS approval prior to: (i) incurring or increasing its debt position; (ii) repurchasing any UCFC stock; or (iv) paying any dividends. The OTS Order also requires UCFC to develop a debt reduction plan and submit the plan to the OTS for approval.
          The Bank Order requires Home Savings, within specified timeframes, to take or refrain from certain actions, including: (i) retaining a bank consultant to assess Home Savings management needs and submitting a management plan that identifies officer positions needed, identifies and establishes board and internal operating committees, evaluates Home Savings’ senior officers, and provides for the hiring of any additional personnel; (ii) seeking regulatory approval prior to adding any individuals to the board of directors or employing any individual as a senior executive officer of Home Savings; (iii) not extending additional credit to classified borrowers; (iv) establishing a compliant Allowance for Loan and Lease Loss methodology; (v) enhancing its risk management policies and procedures; (vi) adopting and implementing plans to reduce its classified assets and delinquent loans, and to reduce loan concentrations in nonowner-occupied commercial real estate and construction, land development, and land loans; (vii) establishing board of directors committees to evaluate and approve certain loans and oversee Home Savings’ compliance with the Bank Order; (viii) revising its loan policy and enhancing its underwriting and credit administration functions; (ix) developing a strategic plan and budget and profit plan; (x) correcting all violations of laws, rules, and regulations and implementing procedures to ensure future compliance; (xi) increasing its Tier 1 capital to 8% and its total risk based capital to 12% by December 31, 2008; and (xii) seeking regulatory approval prior to declaring or paying any cash dividend.
          In addition to the limitations and requirements described above, the OTS Order and the Bank Order (collectively, the Orders) and the conditions that prompted the issuance of the Orders have various other implications for UCFC and Home Savings. The FDIC has designated Home Savings as being in “troubled condition” for certain regulatory purposes. Further, although Home Savings has a Tier 1 leverage ratio of 7.77% and Total Risk-Based Capital ratio of 11.77% at June 30, 2008, which exceeds the 5% and 10% levels required to be considered “well-capitalized” for regulatory purposes, Home Savings is now considered “adequately capitalized” under FDIC regulations. Neither UCFC nor Home Savings may (i) appoint any new director or senior executive officer or change the responsibilities of any senior executive officer without notifying the FDIC and the Ohio Division or (ii) make indemnification or severance payments without obtaining prior regulatory approval. Other consequences of the designations and the Orders include disqualification of Home Savings as a public depository under Ohio law and higher premiums for FDIC insurance of its accounts.
          The issuance of the Orders also constitutes an event of default under the Credit Agreement between JP Morgan Chase Bank, N.A., and UCFC, dated September 12, 2005, as amended on July 18, 2007, and March 28, 2008, (Credit Agreement). The balance owned under the Credit Agreement is $16.3 million. All borrowings under the Credit Agreement are due on August 31, 2008. The obligations of UCFC under the Credit Agreement are secured by the stock of Home Savings.
          UCFC and Home Savings are actively addressing the issues raised in the Orders, and the boards and management of UCFC and Home Savings are confident that they will be able to comply with the requirements of the Orders. The costs that will be incurred in complying with the order, and the restrictions on aspects of the Home Savings’ lending activities, will likely result in higher operating expenses and reduced interest income for at least the remainder of 2008. A material failure to comply with the provisions of the Orders could result in additional enforcement actions by the FDIC, the Ohio Division and the OTS.
          The foregoing descriptions of the Orders are qualified in their entirety by reference to the complete text of the Orders. A copy of the OTS Order is attached as Exhibit 10.1 and incorporated herein by reference, and a copy of the Bank Order is attached as Exhibit 10.2 and incorporated herein by reference.
          On August 13, 2008, UCFC issued a press release to announce execution of the Orders, a copy of which is attached as Exhibit 99 and is incorporated herein by reference.
Item 9.01 Financial Statements and Exhibits.
     (d) Exhibits.

Exhibit Number	Description

10.1	Order to Cease and Desist issued by the Office of Thrift Supervision

10.2	Order to Cease and Desist issued by the Federal Deposit Insurance Corporation and the State of Ohio, Department of Commerce, Division of Financial Institutions

99	Press release dated August 13, 2008

SIGNATURES
          Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

UNITED COMMUNITY FINANCIAL CORP.
By:	/s/ Douglas M. McKay
Douglas M. McKay, Chairman of the Board

Date: August 13, 2008